Exhibit 11

We consent to the use in this Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated July 28, 2017 relating to the consolidated statements of financial position of True Leaf Medicine International Ltd. (the "Company") as of March 31, 2017 and 2016 and related consolidated statements of loss and comprehensive loss, changes in shareholders' equity (deficit), and cash flows for the years then ended. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

"DAVIDSON & COMPANY LLP"
Vancouver, Canada	Chartered Professional Accountants
October 24, 2017